Exhibit 99.2

[Text of Press Release Issued on June 10, 2005]

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
VP – Finance & Chief Financial Officer
(678) 728-2115

SEROLOGICALS CORPORATION AUTHORIZES SHARE REPURCHASE PLAN

ATLANTA, GA – June 10, 2005 – Serologicals Corporation (Nasdaq/NM: SERO) today announced that its Board of Directors has authorized a stock repurchase program to repurchase up to 2.0 million shares of the Company’s common stock over the next three years ending in June 2008. The program is intended to be implemented through purchases made from time to time in the open market or through private transactions in accordance with applicable securities laws.  The timing, pricing and size of purchases will depend on market conditions, prevailing stock prices and other considerations. As of June 9, 2005, the Company had approximately 35 million shares of common shares outstanding.

“We believe that our stock is considerably undervalued at current levels and that the purchase of our shares at current market prices represents a highly attractive investment opportunity,” stated David A. Dodd, President and Chief Executive Officer. “We are fortunate that the Company’s strong financial position and cash flows allows us to implement this program while continuing to pursue opportunities to invest in the growth of our business.”

Funds for the repurchase of shares are expected to come primarily from cash generated from operations or funds on hand.

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products. Our customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry. Serologicals employs a total of more than 1,000 people worldwide in three Serologicals’ companies: Chemicon International, headquartered in Temecula, CA, Upstate Group, LLC, headquartered in Charlottesville, VA. and Celliance Corporation, headquartered in Atlanta, Ga.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s intent to repurchase shares of its common stock.

These forward-looking statements are subject to certain risks, uncertainties and other factors, including changes in the market for the Company’s common stock, the existence of alternative investment opportunities, the stability of the Company’s cash flow and the ability to attract additional borrowing capacity at expected levels with appropriate terms and conditions, which could cause actual events to differ materially. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Serologicals is a registered trademark of Serologicals Royalty Company.

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